Exhibit 99.1

YHN Acquisition I Limited Announces Pricing of $60,000,000 Initial Public Offering

New York, NY, Sept. 17, 2024 (GLOBE NEWSWIRE) -- YHN Acquisition I Limited (the “Company”) announced today that it priced its initial public offering of 6,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and are expected to begin trading tomorrow, Wednesday, September 18, 2024, under the ticker symbol “YHNAU”. Each unit consists of one ordinary share and one right to receive one-tenth of one ordinary share upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on Nasdaq under the symbols “YHNA” and “YHNAR” respectively.

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company has not selected a business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location. The Company is led by its Chief Executive Officer, Mr. Satoshi Tominaga.

Lucid Capital Markets, LLC is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 900,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on September 19, 2024, subject to customary closing conditions.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Lucid Capital Markets, LLC, 570 Lexington Avenue, 40th Floor, New York, New York 10022.

A registration statement on Form S-1 (File No. 333-279308) relating to these securities, as amended, has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on September 17, 2024.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

YHN Acquisition I Limited
2/F, Hang Seng Building
200 Hennessy Road, Wanchai
Hong Kong
Attn: Satoshi Tominaga, Chief Executive Officer
Email: stominaga8@outlook.com